Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

October 25, 2011

CFO Commentary on Third-Quarter 2011 Financial Results, Spring 2012 Wholesale Backlog, and

Increased Full Year 2011 Financial Outlook

Financial Information

Please reference accompanying financial information in the corresponding earnings release at http://investor.columbia.com/results.cfm

Conference Call

The company will host a conference call on Tuesday, October 25, 2011 at 9:00 a.m. EDT to review third quarter results and 2011 financial outlook. To participate, please dial (877)407-9205 in the U.S; (201)689-8054 outside the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 1, 2012.

Summary

We achieved record third quarter revenue of $566.8 million, an increase of 12 percent compared to third quarter 2010. Third quarter 2011 operating income increased $18.1 million, or 26 percent, to $86.6 million. Third quarter net income increased $15.3 million, or 29 percent, to $67.5 million, or $1.98 per diluted share, including a $0.04 per share benefit from a lower tax rate, compared to net income of $52.2 million, or $1.53 per diluted share, for the third quarter of 2010.

We increased our FY2011 outlook for net sales growth of 15 to 16 percent and an approximate 100 basis point increase in FY2011 operating margin compared to FY2010. The Full Year 2011 Outlook section below explains the factors contributing to this improved outlook.

Global spring wholesale product backlog at September 30, 2011 totaled $420.7 million, an increase of 7 percent compared with backlog of $394.2 million at September 30, 2010. The Wholesale Backlog section below provides further analysis of this increase.

Third Quarter Financial Results

All comparisons below are between third quarter 2011 and third quarter 2010, unless otherwise noted.

Net Sales

Columbia Brand

Columbia brand net sales increased $17.5 million, or 4 percent, to $447.8 million, with growth of approximately 20 percent in the Latin America & Asia Pacific (LAAP) and Europe, Middle-East & Africa (EMEA) regions, partially offset by low single-digit declines in the U.S. and Canada. Footwear and accessories and equipment were the largest contributors to the growth. The Columbia brand sales comparison reflected a low double-digit Fall 2011 backlog growth rate, previously disclosed, and was negatively affected by earlier shipment of international distributors’ advance Fall 2011 orders in the second quarter of 2011, compared with a larger proportion of Fall 2010 advance orders that did not ship until the third quarter of 2010.

Sorel Brand

Sorel brand net sales increased $38.6 million, or 116 percent, driven primarily by the EMEA region, and growth in each of our other geographic regions. The Sorel brand sales comparison reflected a strong Fall 2011 backlog, previously disclosed, and also benefited from more timely production, allowing a greater than planned proportion of the brand’s Fall 2011 backlog to be shipped during the third quarter of 2011, compared with 2010 when a large proportion of its Fall 2010 backlog shipped in the fourth quarter.

Mountain Hardwear Brand

Mountain Hardwear brand net sales increased $6.5 million, or 17 percent, to $44.7 million, with contributions by all four geographic regions.

Montrail Brand

Montrail footwear sales increased 10 percent to $2.3 million.

Regions

•

U.S. net sales increased $8.0 million, or 2 percent, to $333.6 million, driven primarily by 28 percent growth in direct-to-consumer sales, on strong comparable store sales growth, the addition of 3 new outlet stores, and increased ecommerce sales. U.S. wholesale net sales decreased 1 percent, reflecting a planned shift in the timing of shipments of Fall 2011 advance orders between the third and fourth quarters, compared with Fall 2010.

•

Net sales in the LAAP region increased $13.8 million, or 23 percent, to $72.8 million, including a 9 percentage point benefit from changes in currency exchange rates. Net sales in Korea increased 58 percent, including an 18 percentage point benefit from changes in currency exchange rates, and were driven by increased retail sales of Columbia and Mountain Hardwear brands. Japan net sales increased 34 percent, reflecting growth of more than 30 percent in the Columbia brand, and included a 13 percentage point benefit from changes in currency exchange rates. Net sales to LAAP distributors declined 13 percent, primarily reflecting the previously disclosed timing shift into the second-quarter of shipments of Fall 2011 advance orders.

•

Net sales in the EMEA region increased $34.0 million, or 51 percent, to $100.3 million, including a 13 percentage point benefit from changes in currency exchange rates. The majority of the increase was driven by the Sorel brand, which nearly quadrupled. The Columbia brand also contributed high-teens percentage growth.

•

Net sales in Canada increased $7.0 million, or 13 percent, to $60.1 million, almost entirely driven by Sorel brand growth of more than 80 percent. Canada net sales growth also included a 9 percentage point benefit from changes in currency exchange rates.

Global Product Categories

•

Global Outerwear net sales were essentially unchanged at $222.5 million. The Outerwear sales comparison was negatively affected by earlier shipment of international distributors’ advance Fall 2011 orders in the second quarter of 2011, compared with Fall 2010 when a larger proportion of their advance orders shipped in the third quarter of 2010.

•	Sportswear net sales increased $11.6 million, or 7 percent, to $179.8 million, on growth from the Mountain Hardwear and Columbia brands.

•

Footwear net sales increased $45.8 million, or 55 percent, reflecting growth of 116 percent in Sorel brand net sales, as well as mid-teen percentage growth in Columbia brand footwear fueled by increases in every geographic region. The footwear comparison reflected a strong Sorel Fall 2011 backlog, previously disclosed, and also benefited from more timely production, allowing a greater than planned proportion of Sorel’s Fall 2011 backlog to be shipped during the third quarter of 2011, compared with 2010 when a large proportion of its Fall 2010 backlog shipped in the fourth quarter.

•	Accessories & Equipment net sales increased $6.8 million, or 23 percent, primarily on increased net sales of the Columbia brand in all four geographic regions.

Gross Margin

Third quarter 2011 gross margins were 44.0 percent, an increase of 150 basis points, predominantly driven by lower airfreight costs compared to third quarter 2010. Other factors favorably impacting gross margin included:

•	a lower proportion of shipments to EMEA and LAAP distributors which carry lower gross margins than direct wholesale and direct-to-consumer sales,

•	increased direct to consumer sales at higher gross margins, and

•	favorable foreign currency hedge rates;

partially offset by:

•	a higher volume of close-out product sales at lower gross margins, and

•	increased product costs.

Selling, General and Administrative (SG&A) Expense

SG&A expense increased 13 percent to $167.4 million, representing 29.5 percent of net sales, compared to 29.4 percent in last year’s third quarter. The $19.3 million increase was primarily the result of:

•	expansion of direct-to-consumer operations globally,

•	unfavorable effect of currency translations,

•	information technology initiatives, including our ERP implementation, and

•	additions to staff to support business initiatives and growth.

Operating Income

Operating income increased 26 percent to $86.6 million, representing a 15.3 percent operating margin, versus operating income of $68.5 million, or 13.6 percent operating margin, in the third quarter of 2010.

Income Tax Expense and Net Income

Income tax expense equated to a 22.4 percent tax rate, compared to a 24.0 percent rate in third quarter 2010. Our effective income tax rate decreased primarily because we earned a higher proportion of our income from foreign jurisdictions with tax rates that are generally lower than the U.S. tax rate.

Net income increased 29 percent to $67.5 million, or $1.98 per diluted share, compared with net income of $52.2 million, or $1.53 per diluted share, in third quarter 2010.

Balance Sheet

The balance sheet remains very strong with cash and short-term investments totaling $90.4 million compared to $236.3 million at the same time last year. At September 30, 2011, approximately 35% of our cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the Company.

Consolidated accounts receivable at September 30, 2011 increased 15 percent, to $418.0 million, compared to $364.0 million one year ago, which is in line with the back-end-weighted 12 percent increase in third quarter net sales.

Consolidated inventories at September 30, 2011 totaled $432.1 million, an increase of $73.9 million, or 21 percent, from one year ago. Higher average unit costs account for almost 80 percent of the dollar increase, with unit growth representing the remainder. Nearly all of the increase consists of current inventory from the spring and fall 2011 seasons.

Year-to-Date 2011 Cash Flow

Net cash used in operations through the first nine months of 2011 was $142.0 million, compared to $108.1 million in the first nine months of 2010. The variance reflected the combined effect of higher income tax payments and prepaid expenses compared with the same period last year.

Capital expenditures totaled $41.4 million compared to $22.5 million in the first nine months of 2010.

The company paid quarterly cash dividends of $21.7 million during the first nine months of 2011 and repurchased 383,000 shares of common stock at an aggregate price of approximately $19.3 million. Approximately $59 million remains under the current share repurchase program. The repurchase program does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Full Year 2011 Outlook

Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year.

Based on stronger-than-expected third quarter results, we now expect to achieve approximately 100 basis points of operating margin leverage in fiscal 2011 compared with fiscal 2010 through a combination of:

•	15 to 16 percent increase in net sales,

•	approximately 100 basis point expansion of gross margins, and

•	increased licensing income, partially offset by

•	approximately 25 to 35 basis point expansion in SG&A expenses as a percentage of net sales.

Our expectation for a 15 to 16 percent increase in FY2011 net sales is based primarily on:

•	the actual 14 percent year-to-date increase in net sales;

•

an estimated 18 to 20 percent increase in fourth quarter net sales compared with fourth quarter 2010, supported by the previously announced 19 percent increase in global Fall 2011 wholesale backlog and growth in global direct-to-consumer sales. We currently expect global direct-to-consumer sales to represent approximately 25 percent of full-year 2011 sales;

•	the estimated effect of changes in foreign currency exchange rates.

The anticipated 100 basis point expansion of gross margins in FY2011 will be determined primarily by the net effect of the following factors:

•	lower anticipated costs to expedite production and delivery of Fall 2011 advance orders to wholesale customers relative to those incurred in 2010,

•	a higher proportion of higher-margin direct-to-consumer sales, and

•	favorable foreign currency hedge rates, partially offset by

•	the impact of higher manufacturing input costs, and

•	increased volume of close-out sales at lower gross margins.

We expect an approximate 25 to 35 basis point increase in SG&A expenses as a percentage of net sales in FY2011 to be driven by the net anticipated effect of the following factors:

•	increased expenses associated with various information technology initiatives across the organization, including the costs of our multi-year ERP implementation;

•	timing and magnitude of actual 2010 investments and anticipated 2011 investments in additional personnel to support business initiatives and growth; and

•	unfavorable effect of foreign currency fluctuation, partially offset by

•	SG&A expense leverage from our direct-to-consumer operations; and

•	reduced selling expenses as a percentage of net sales due to the internalization of our North American and European sales organizations during 2009 and 2010.

We are currently planning the full year income tax rate at 25 percent.

We are currently projecting 2011 capital expenditures in the range of $52 to $57 million.

Fourth Quarter 2011 Outlook

We expect fourth quarter net sales to increase approximately 18-20 percent, reflecting the increase in Fall order backlog reported in April and anticipated incremental global direct-to-consumer sales. Over 50 percent of our anticipated second-half 2011 sales growth is being driven by our footwear business, both the Sorel and Columbia brands, and the majority of these advance orders are scheduled to ship in the fourth quarter.

We expect fourth quarter 2011 operating margin expansion of approximately 150 basis points, compared with fourth quarter 2010 operating margin, with an approximate 85 basis point increase in gross margins and increased licensing income, together with approximately 15-35 basis points of SG&A expense leverage. The expected increase in fourth quarter gross margin assumes lower airfreight costs, a lower proportion of close-out product sales at higher gross margins, and favorable foreign currency hedge rates, partially offset by the effect of higher input costs. Anticipated fourth quarter SG&A growth is affected by the same factors described above as contributing to the anticipated increase in full year SG&A expenses.

It is important to note that our fourth quarter results are more difficult to forecast than other quarters because they rely more heavily on fall weather patterns and the pace of retail sell-through to determine the mix of customer reorders and cancellations. In addition, our direct-to-consumer business now represents a large part of our fourth quarter sales and profitability, and is highly dependent on consumer spending patterns during the holiday season.

All projections related to anticipated future results are forward-looking in nature and are based on existing and anticipated backlog and forecasts, which may change, perhaps significantly.

Wholesale Backlog

Spring wholesale backlog at September 30, 2011 was $420.7 million, an increase of $26.5 million, or 7 percent, compared with Spring wholesale backlog of $394.2 million at September 30, 2010. The increase in Spring wholesale backlog is concentrated in the Columbia brand, with strong growth in the LAAP region, as well as low single-digit percentage increases in the U.S. and EMEA regions. Consolidated wholesale backlog at September 30, 2011, which includes both global fall and spring orders, was $742.4 million, an 11 percent increase compared with consolidated wholesale backlog of $667.4 million at September 30, 2010. Changes in currency exchange rates did not have a material effect on the year-over-year backlog comparisons.

Wholesale backlog is not necessarily indicative of changes in total sales for subsequent periods due to the mix of advance and “at once” orders, exchange rate fluctuations and order cancellations, which may vary significantly from quarter to quarter, and because the company’s global direct-to-consumer operations are not included in wholesale backlog.

Our Spring backlog, combined with our growing direct-to-consumer business, positions us well for another year of record sales and improved profitability in 2012.

Dividends

At its regular board meeting on October 21, 2011, the board of directors authorized a quarterly dividend of $0.22 per share payable on December 1, 2011 to shareholders of record on November 17, 2011.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, tax rates, product innovations, and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this commentary, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this commentary include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this commentary to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

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